EXHIBIT 1

JOINT FILING AGREEMENT

Each of the undersigned hereby agrees:

1.   Each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and

2.   Each of them is responsible for the timely filing of such Schedule 13G and any further amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Dated: February 11, 2005	/s/ Jerry Moyes, by Earl H. Scudder, attorney-in-fact, pursuant to a POA filed herewith
Jerry Moyes

Dated: February 11, 2005	/s/ Vickie Moyes, by Earl H. Scudder, attorney-in-fact, pursuant to a POA filed herewith
Vickie Moyes

Dated: February 11, 2005	The Jerry and Vickie Moyes Family Trust dated 12/11/87

	By:	/s/ Jerry Moyes, by Earl H. Scudder, attorney-in-fact, pursuant to a POA filed herewith
Jerry Moyes, Trustee

	By:	/s/ Vickie Moyes, by Earl H. Scudder, attorney-in-fact, pursuant to a POA filed herewith
Vickie Moyes, Trustee